As filed with the Securities and Exchange Commission on January 28, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GCP Applied Technologies Inc.
(Exact name of Registrant as specified in its charter)

Delaware	47-3936076
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

c/o 7500 Grace Drive
Columbia, Maryland 21044
(Address of Principal Executive Offices, including Zip Code)

GCP Applied Technologies Inc.
2016 Stock Incentive Plan
(Full title of the plan)

Mark A. Shelnitz
Vice President, General Counsel and Secretary
c/o 7500 Grace Drive
Columbia, Maryland 21044
(410) 531-4000
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01	7,000,000.00	$20.00	$140,000,000.00	$14,098.00

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, referred to as the Securities Act, this registration statement also covers an indeterminate number of shares of common stock, par value $0.01 per share, referred to as Common Stock, of GCP Applied Technologies Inc., referred to as the Registrant, that may be issuable under the GCP Applied Technologies 2016 Stock Incentive Plan, referred to as the Plan, as a result of a stock split, stock dividend or similar transactions. All 7,000,000 shares of Common Stock to be registered are authorized to be issued under the Plan, which will become effective on the date of the distribution of all the outstanding shares of Common Stock by W. R. Grace & Co. to its shareholders (the “Spin-Off”).

(2)
Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, on the average of the high and low prices for the shares of Common Stock in the “when issued” trading market as reported on the New York Stock Exchange on January 26, 2016.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed for the purpose of registering 7,000,000 shares of Common Stock issuable pursuant to the Plan.
PART I
Information Required in THE SECTION 10(a) Prospectus
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b) under the Securities Act.
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.
The following documents, which have been filed by the Registrant with the Securities and Exchange Commission, referred to as the Commission, are incorporated herein by reference:

1.
The Registrant’s Registration Statement on Form 10 (Commission File No. 001-37533) initially filed on August 5, 2015, as amended by Amendment No. 1 filed on September 28, 2015, Amendment No. 2 filed on November 2, 2015, Amendment No. 3 filed on December 1, 2015, Amendment No. 4 filed on December 22, 2015, Amendment No. 5 filed on January 12, 2016, Amendment No. 6 filed on January 13, 2016, and Amendment No. 7 filed on January 14, 2016, under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act;

2.
The description of the Registrant’s Common Stock contained in the Information Statement filed as Exhibit 99.1 to Amendment No. 5 to the Registrant’s Registration Statement on Form 10 filed on January 12, 2016 (Commission File No. 001-37533), including any amendment or report filed for the purpose of updating such description; and

3.	The Registrant’s Current Reports on Form 8-K filed on January 25, 2016, and January 28, 2016.
All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed amendment hereto or document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4.    DESCRIPTION OF SECURITIES.
Not applicable.
ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.
Not applicable.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.
The Registrant is incorporated under the laws of the State of Delaware.
Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, referred to as the DGCL, relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.
The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.
Under the Registrant’s amended and restated certificate of incorporation and by-laws to be in effect at the effective time of the Spin-Off, referred to as the Certificate and the By-laws, the Registrant shall indemnify and hold harmless its directors and officers to the fullest extent authorized by the DGCL. The rights of indemnification set forth in the Certificate and By-laws are contract rights and shall include the obligation of the Registrant to pay the expenses incurred in defending any such proceeding in advance of its final disposition. The Certificate and By-laws provide that the Registrant will indemnify its directors and officers against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection with various types of legal actions or proceedings. Determinations, if required by applicable law, with respect to the claimant's entitlement to indemnification shall be made as follows: (1) if requested by the claimant, by Independent Counsel (as defined in the By-laws), or (2) if no request is made by the claimant for a determination by Independent Counsel, (i) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors (as defined in the By-laws) or (ii) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, or (iii) if a quorum of Disinterested Directors so directs, by the stockholders of the Registrant.
In accordance with the Certificate and the By-laws, the Registrant may purchase and maintain insurance on its own behalf and on behalf of any director or officer of the Registrant against any expense, liability or loss asserted against him or her and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify such person against such expenses, liability or loss under the DGCL.
The foregoing is only a general summary of certain aspects of Delaware law and the Certificate and By-laws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the DGCL referenced above, and to the Certificate and the By-laws, the forms of which are filed as Exhibits 4.1 and 4.2, respectively, to this Registration Statement.
ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.
Not applicable.
ITEM 8.    EXHIBITS.
The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

ITEM 9.    UNDERTAKINGS.
(a)    The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on January 28, 2016.

GCP APPLIED TECHNOLOGIES INC.

By:	/s/ MARK A. SHELNITZ
Mark A. Shelnitz
Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in their said capacities on January 28, 2016:

Signature	Title

/s/ ALFRED E. FESTA	Chairman of the Board of Directors and Chief	January 28, 2016
Alfred E. Festa	Executive Officer (Principal Executive Officer)

/s/ HUDSON LA FORCE III	Vice President and Chief Financial Officer	January 28, 2016
Hudson La Force III	(Principal Financial Officer and Principal Accounting Officer) and Director

*	Director	January 28, 2016
Janice K. Henry

/s/ MARK A. SHELNITZ	Director	January 28, 2016
Mark A. Shelnitz

*     By signing his name hereto, Mark A. Shelnitz is signing this Registration Statement on behalf of each of the persons indicated above pursuant to the powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.

By:	/s/ MARK A. SHELNITZ
Mark A. Shelnitz
Attorney-in-Fact

Exhibit Index

Exhibit Number	Description
4.1
Form of Amended and Restated Certificate of Incorporation of GCP Applied Technologies Inc. (incorporated by reference to Exhibit 3.1 of Amendment No. 6 to the Registrant’s Registration Statement on Form 10 filed on January 13, 2016, File No. 001-37533).

4.2
Form of Amended and Restated By-Laws of GCP Applied Technologies Inc. (incorporated by reference to Exhibit 3.2 of Amendment No. 4 to the Registrant’s Registration Statement on Form 10 filed on December 22, 2015, File No. 001-37533).

4.3
GCP Applied Technologies Inc. 2016 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 of Amendment No. 5 to the Registrant’s Registration Statement on Form 10 filed on January 12, 2016, File No. 001-37533).

4.4	Form of 2014 Nonstatutory Stock Option Agreement.*
4.5	Form of 2015 Nonstatutory Stock Option Agreement.*
4.6	Form of Restricted Stock Unit Agreement.*
5.1	Opinion of Wachtell, Lipton, Rosen & Katz.*
15.1	Accountants' Awareness Letter.*
23.1	Consent of PricewaterhouseCoopers LLP.*
23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).*
24.1	Powers of Attorney.*
____________________________________________________________________________________________________________
*    Filed herewith.